Exhibit 99.1

FOR IMMEDIATE RELEASE

Talend Appoints Jamie Kiser to Expanded Role of Chief Operating Officer and Chief Customer Officer

Redwood City, Calif. – October 5, 2020 – Talend (NASDAQ: TLND), a global leader in data integration and data integrity, today announced it has named Jamie Kiser to the expanded role of chief operating officer (COO) and chief customer officer (CCO).

Jamie’s new role will expand her strategic leadership and operational responsibilities as Talend continues to grow rapidly and scale its cloud business globally. As COO, Jamie will focus on leading Talend’s IT, security, and business transformation and strategy teams, defining new approaches to fuel the company’s efficient and sustainable growth. She will also continue her existing responsibilities as CCO, overseeing Talend’s customer-facing functions, including customer support, professional services, customer success management, and community and enablement.

“I cannot think of anyone better to step into this role than Jamie,” said Christal Bemont, Talend CEO. “In addition to guiding the continued evolution of our Customer Success organization, Jamie has the right expertise to lead our global operations as we continue to establish ourselves as a strategic business partner to global enterprises.”

Prior to joining Talend, Jamie served over six years with SAP in various product, services, and operations leadership positions. Her most recent role at SAP was vice president, global public sector for SAP Concur, where she led the formation of a global center of excellence focused on growing the public sector footprint. Before that, Jamie led operations for the global services organization of 3,500 people and drove the transformation of multiple areas of their business, including learning services, partner delivery, security and compliance, and systems innovation.

“I am honored to accept this expanded role at Talend,” said Kiser. “As a customer-first organization, we are committed to showing up for our customers in a way that helps them use data to transform their business and make real-time decisions. We have amazing customer and operations teams in place at Talend and I look forward to helping us maintain efficiencies as we continue to grow and better serve organizations that rely on trusted data to grow, adapt, and drive business value.”

About Talend

Talend (NASDAQ: TLND), a leader in data integration and data integrity, is changing the way the world makes decisions.

Talend Data Fabric is the only platform that brings together all the data integration and governance capabilities, to simplify every aspect of working with data. Talend delivers complete, clean, and uncompromised data in real-time to all. This unified approach to data has made it possible to create the Talend Trust Score™, an industry-first innovation that instantly assesses the reliability of any data set to bring clarity and confidence to every decision.

Over 4,750 organizations across the globe have chosen Talend to run their businesses on trusted data. Talend is recognized as a leader in its field by leading analyst firms and industry media. For more information, please visit www.talend.com and follow us on Twitter: @Talend.

###

Media Contact:
Chris Taylor
Vice President, Corporate Communications
Ctaylor@Talend.com